DEVELOPMENT AGREEMENT

BETWEEN

HEMIWEDGE VALVE CORPORATION
AND
AT BALANCE AMERICAS LLC

HVC/@BALANCE	CONFIDENTIAL
DEVELOPMENT AGREEMENT

DEVELOPMENT AGREEMENT

This Development Agreement is made effective as of July 13, 2006 (the "Effective

Date"), and is between HEMIWEDGE VALVE CORPORATION, a Texas corporation (hereinafter "HVC"), a wholly-owned subsidiary and Affiliate of Shumate Industries, Inc., ("SHUMATE") having an office at 12060 FM 3083, Conroe, TX 77301, and AT BALANCE AMERICAS LLC, a Limited Liability Corporation organized under the laws of Delaware (hereinafter "@BALANCE"), a wholly-owned subsidiary and Affiliate of Shell Technology Ventures, having an office at 11767 Katy Freeway, Suite 1030, Houston, TX 77069. HVC and @BALANCE may be referred to herein individually as a "Party" or collectively as "the Parties."

Whereas HVC has expertise in designing and manufacturing certain valves (called "HEMIWEDGE®" valves) and @BALANCE has expertise in well construction and workover operations that may use a subsurface valve called a "Downhole Isolation Valve" and the Parties desire to cooperate to develop and produce an improved valve for use as a Downhole Isolation Valve;

Now, therefore, the Parties are entering into this Agreement that will set forth the terms and conditions under which the Parties may engage in development activities, as may be agreed by the Parties from time to time, pursuant to the procedures set forth herein.

ARTICLE 1: DEFINITIONS

Unless expressly defined and used with an initial capital letter in this Agreement, words shall have their normally accepted meanings. The word "shall" is mandatory, the word "may" is permissive, the word "or" is not exclusive, the words "includes" and "including" are not limiting, and the singular includes the plural. The following terms shall have the described meanings:

1. "Affiliate" of a Party means any controlling parent company of a Party, and all present and future companies in which a Party or its parent company, directly or indirectly, owns or controls 50% or more of the stock.

1.2 "Agreement" means the terms and conditions of this Development Agreement together with any exhibits or attachments including any Phase Descriptions signed by both Parties and referring to this Development Agreement, such as included in EXHIBIT B, which are incorporated herein by this reference.

1.3 "Change of Control" means a change in ownership or control of a Party effected through any of the following transactions:

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(i) a merger, consolidation or reorganization approved by the Party's equity holders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned such Party's outstanding voting securities immediately prior to such transaction, or

(ii) any transfer or other disposition of all or substantially all of the Party's assets.

1.4 "Confidential Information" means HVC Confidential Information, @BALANCE Confidential Information, or both if the context so indicates.

1.5 "Custom Sales Agreement" means the agreement so titled, if executed by and between the Parties that sets out the terms under which Joint Product will be manufactured and sold to @BALANCE. The Custom Sales Agreement will be executed concurrently with the issuance of Warrants and the termination of this Agreement except as to its provisions for confidentiality.

1.6 "Disclosing Party" means either Party hereunder that discloses its Confidential Information to the other Party.

1.7 "HVC Confidential Information" means any and all information and items disclosed or delivered by HVC to @BALANCE hereunder, that is identified by HVC as confidential, whether written, oral or both, in whatever form disclosed or delivered, whether tangible or intangible (including software). With respect to the HVC Confidential Information referenced in the preceding sentence, HVC agrees (i) to coordinate and control the disclosure thereof with an @BALANCE Representative, (ii) if such HVC Confidential Information is disclosed in tangible form, HVC will stamp or otherwise clearly mark such information as HVC Confidential Information, and (iii) if such Confidential information is disclosed orally, HVC agrees to identify the Confidential Information as confidential at the time of disclosure, and provide to @BALANCE written confirmation thereof within thirty (30) days after such disclosure.

1.8 "HVC Licensed Patent Claims" means the claims of any patent:

1.8.1 that are necessarily infringed in the manufacture or sale or other transfer of Joint Products; and

1.8.2 under which patents, claims or the relevant patent applications therefore, HVC has the right to grant licenses to @BALANCE of the scope granted below, without such grant or the exercise of rights thereunder resulting in the payment of royalties or other consideration by HVC to third parties. The term "HVC Licensed Patent Claim" shall also include the corresponding claims of any reissued or reexamined patents containing any of the aforesaid claims provided they continue to meet the aforesaid criteria.

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1.9 "HVC Technology" means (i) the information listed in a Phase Description as being provided by and that is actually provided by HVC (ii) any other information provided by HVC pursuant to a Phase, including technical information, know-how, trade secrets and other information but only to the extent such information described in (i) and (ii) above, is owned or controlled by HVC or licensed to HVC independently of a Joint Project and HVC has the free right to grant a license or a non-assertion right to the extent necessary for the implementation of the Joint Project.

1.10 "Joint Product" means a Downhold Isolation Valve used in any activity related to forming, improving or refurbishing an hydraulic connection between a subsurface reservoir and the Earth's surface or water bottom, including but not limited to drilling, completing or working over a well, apparatus related to or used with the Valve, or any other item specified in a Phase Description to be jointly developed by the Parties hereunder.

1.11 "Joint Project" means development work described in the Phase Descriptions in Exhibit B.

1.12 "Joint Technology" means, unless specified otherwise in a Phase Description, those Inventions or other materials consisting of the specific results of the Parties' partial or completed design and development work pursuant to Joint Project, as embodied in all tangible, written, graphic, and other documentary forms as well as the intangible forms, and shall include but not be limited to the following: program material, design information, engineering notes, Joint Project design databases, design tool and design methodology information and designs and any tools developed as part of a Joint Product.

1.13 "@BALANCE Confidential Information" means any and all information and items disclosed or delivered by @BALANCE to HVC hereunder, that is identified by @BALANCE as confidential, whether written, oral or both, in whatever form disclosed or delivered, whether tangible or intangible (including software). With respect to the @BALANCE Confidential Information referenced in the preceding sentence, @BALANCE agrees (i) to coordinate and control the disclosure thereof with an HVC Representative, (ii), if such @BALANCE Confidential Information is disclosed in tangible form, @BALANCE will stamp or otherwise clearly mark such information as @BALANCE Confidential Information, and (iii) if such Confidential Information is disclosed orally, @BALANCE agrees to identify the Confidential Information as confidential at the time of disclosure, and provide to HVC written confirmation thereof within thirty (30) days after such disclosure.

1.14 "a BALANCE Technology" means (i) the information listed in a Phase Description as being provided by and that is actually provided by @BALANCE, (ii) any other information provided by @BALANCE pursuant to a Phase Description including technical information, know-how, trade secrets and other information, but only to the extent such information described in (i) and (ii) above, is owned or controlled by @BALANCE or licensed to @BALANCE independently of a Joint Project and @BALANCE has the free right to grant a license or a non-assertion right to the extent necessary for the implementation of said Joint Project.

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1.15 "Project Executive Director" means the individual appointed by @BALANCE to provide oversight of the Joint Project.

1.16 "Receiving Party" means either Party hereunder that receives the other Party's Confidential Information.

1.17 "Representative" means, with respect to a Party, that Party's agents, representatives and employees (including attorneys, accountants, consultants, contract employees and advisors).

1.18 "Phase Descriptions" means a written agreement executed by both Parties describing a Phase, such as included in EXHIBIT B.

1.19 "Term" means the period from the Effective Date of this Agreement through the same date in the year 2008.

1.20 "Warrants" means the security issued from HVC's publicly traded parent company Shumate Industries, Inc. (OTCBB:SHMT) in connection with the execution of the Custom Sales Agreement.

ARTICLE 2: JOINT PROJECTS: MANAGEMENT AND STRUCTURE

2.1 The Parties agree to cooperate on a Joint Project for the design of certain Joint Products useful during drilling of wells. Each Phase of development work to be performed by the Parties shall be the subject of a Phase Description, which shall be attached as Exhibit B to this Agreement. Each Phase Description will establish the activities of that Phase, a plan for the conduct of the work, the schedule for task completion and the deliverables. Each Phase Description will set forth a budget for the Phase described. @BALANCE will pay the estimated costs of each Phase before work begins for the Phase. In the event of a conflict between the provisions of a Phase Description and the provisions of this Development Agreement, the provisions of the Phase Description will prevail. The Parties recognize that the budget attached in Exhibit B for each Phase is an estimate by HVC which may vary depending on materials costs and other variables. HVC will utilize a Change Order to request more money from @BALANCE during an uncompleted Phase when needed. The Parties agree that it is @BALANCE's sole discretion as to whether @BALANCE chooses to approve any Change Order.

2.2 The initial Joint Project is described in the Phase Descriptions attached in Exhibit B. Future Phases, if any, will be documented in a similar mariner and will become a part of this Agreement upon signature by the Project Executive Director of @BALANCE and the Project Representative of HVC. Neither Party will be obligated with respect to any proposed additional Phase until and unless a Phase Description with respect thereto is signed by both Parties. Neither Party has an obligation to agree to any additional Phase.

2.3 @BALANCE will appoint a Project Executive Director to provide oversight and coordination of the Joint Project.

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2.4 HVC will appoint a Project Representative who will work with the Project Executive Director to ensure that appropriate development processes are being followed for all Phases.

2.5 Each Party agrees that its employees shall comply in all material respects with all reasonable personnel, human resources, security and safety rules, procedures and guidelines of the other Party applicable to contractors resident at or visiting the premises of such Party while such employees are on the other Party's premises.

2.6 Personnel supplied by each Party are employees or contractors of the supplying Party and shall not for any purpose be considered employees or agents of the other Party. Each Party shall be responsible for the supervision, direction and control, payment of salary (including withholding of taxes), worker's compensation insurance, disability benefits and the like of its own employees while engaged in any Joint Project in accordance with the law of the state or states wherein a Joint Project is to be performed.

2.7 To the extent permitted by law, during the Term and for one year thereafter, @BALANCE and HVC each agrees neither to solicit nor hire the employees of the other Party performing services hereunder without the prior written consent of the other Party.

2.8 Each Party (a "Hosting Party") allowing employees of the other Parry (an "Assigning Party") to work on its premises assumes no liability to the Assigning Party for any injury, (including death) to persons or damage to or loss of property suffered on or about the such Hosting Party's premises or in connection with work under this Agreement unless caused by the willful misconduct or gross negligence of the Hosting Party, its employees or invitees (other than employees of the Assigning Party). Each Hosting Party makes no representation or warranty, written or oral, of any kind as to the condition of or the fitness for any purpose of its premises.

ARTICLE 3: RIGHTS AND LICENSES

3.1 HVC shall contribute relevant HVC Technology, HVC Licensed Patents and HVC Confidential Information to the Joint Project. @BALANCE shall contribute relevant @BALANCE Technology. Each Party shall retain ownership of its contributed Technology, patent rights and Information. Joint Technology shall be owned by HVC.

3.2 HVC shall have the right at HVC's expense to protect Joint Technology or Joint Products by U.S. and foreign patents. @BALANCE shall cooperate in prosecuting such patents at HVC's request. If HVC chooses not to prosecute a patent on Joint Technology, @BALANCE shall have the right to prosecute U.S. or foreign patents and pay the costs therefor. HVC shall pay the cost of and obtain the benefit of any action to enforce such patents against infringers. In the event HVC declines to take action to enforce such patents, @BALANCE shall have the right to take such action at its cost and shall obtain the benefit of any such action, and HVC shall join as a party to such action to enforce patents taken by @BALANCE if it is determined that HVC is a necessary party.

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3.3 If and when @BALANCE reaches a decision to commercialize a Joint Product, the Parties will use their best efforts to negotiate and enter into a Custom Sales Agreement. The Custom Sales Agreement shall be executed within ninety (90) days after testing of the Joint Product as provided in Phase 3 (described in Exhibit B). The Custom Sales Agreement shall provide terms that include @BALANCE's right to have world-wide exclusivity in the purchase of Joint Products from HVC, provided that @BALANCE pays minimums (an Exclusivity Fee), purchases at least a specified value of Joint Products from HVC, funds part or all of any necessary capital expenditures needed by HVC to manufacture Joint Products, or any combination of the foregoing. The Custom Sales Agreement shall also provide @Balance the right to procure Joint Products from third parties to the extent HVC is not able to meet @ Balance's requirements for such Joint Products, and shall require HVC to license such third parties to such extent. The Custom Sales Agreement shall provide @BALANCE the right to purchase Joint Products from HVC at not more than HVC's cost to make same plus a markup consistent with HVC's markup on similar HVC products sold to third parties in arm's length transactions.

3.4 When the Custom Sales Agreement provided in Section 3.3 has been executed, SHUMATE shall issue to @BALANCE warrants (the "Warrants") to purchase shares of common stock of SHUMATE. The number of shares that can be purchased upon exercise of the Warrants shall equal the quotient obtained by dividing (a) the amount, in U.S. dollars, that @BALANCE has provided to develop and test the Joint Product, by (b) $3.00. The exercise price of the Warrants shall be $3.00 per share, and the term of the Warrants shall be ten (10) years. The Warrants will contain standard "piggy-back" registration rights with respect to the shares of common stock issuable upon exercise of the Warrants. By example, if @BALANCE spends $1.5 million during the Agreement, then in connection with agreeing to commercialize the Joint Product (executing the Custom Sales Agreement contemplated herein), SHUMATE will issue a fully-vested warrant of 500,000 shares, with a $3.00 strike price and a term of 10 years. SHUMATE's assent to be bound by the foregoing obligation, and its representation and warranty of authority to perform such obligation are evidenced by signature of its authorized representative below.

3.5 Each Party agrees that it will not assert against the other Party any patent claims covering technology related to Downhole Isolation Valves, to the extent and only to the extent that such technology related to Downhole Isolation Valves is used to manufacture, use, or sell a Joint Product.

3.6 Upon request by @BALANCE, before commencement of sale of Joint Products manufactured by HVC, the Parties will negotiate and execute a non-exclusive, royalty-free Trademark License for use of the registered trademark HEMIWEDGE® in products or services sold by @BALANCE that include goods manufactured by HVC. The Trademark License shall include all limitations, restrictions and requirements necessary to avoid any impairment of the rights of HVC in the mark or any diminution in value of the mark to HVC.

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3.7 To the extent capital investment is required by HVC to meet the demand for Joint Products, @BALANCE and/or its Affiliate Shell Technology Ventures shall have the right to participate in such capital investment by cash payment, and shall receive as consideration for such cash payment common stock of SHUMATE, subject to first right of refusal of certain interests of investors in SHUMATE created in February 2006.

ARTICLE 4: CONFIDENTIAL INFORMATION

4.1 For a period of five (5) years from the date of disclosure of Confidential Information, the Receiving Party agrees to use the same degree of care and discretion to keep the Disclosing Party's Confidential Information confidential as it uses with its own similar information that it wishes to keep confidential. The Confidential Information received by a Receiving Party shall not be used for any purpose other than in connection with exercising the rights and licenses granted to it under this Agreement, subject to the obligation of confidentiality and subject to the terms and conditions of the licenses granted herein.

4.2 The Receiving Party may disclose the Confidential Information of the Disclosing Party only to the Receiving Party's Representatives on a need-to-know basis, subject to the requirements of Section 4.1.

4.3 Notwithstanding any other provisions of this Agreement, the nondisclosure and use obligations specified herein shall not apply to any Confidential Information that:

4.3.1 is already lawfully in the possession of the Receiving Party prior to being furnished to the Receiving Party by the Disclosing Party, provided that the source of such information was not and does not become known by the Receiving Party, prior to disclosure by the Receiving Party, to be prohibited from disclosing the information to the Receiving Party by legal, contract or fiduciary obligation to the Disclosing Party;

4.3.2 is independently developed by employees (without use of Confidential Information) of the Receiving Party or any of its subsidiaries;

4.3.3 becomes generally publicly available without breach of this Agreement;

4.3.4 is rightfully received by the Receiving Party on a non-confidential basis from a third party that is not known by the Receiving Party to be prohibited from disclosing the information to the Receiving Party by legal, contract, or fiduciary obligation to the Disclosing Party; or

4.3.5 is released for disclosure by the Disclosing Party with its written consent.

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4.4 Disclosure of Confidential Information shall not be precluded if such disclosure is:

4.4.1 in response to a valid order of a court or other governmental body; or

4.4.2 otherwise required by law; or

4.4.3 necessary to establish the Receiving Party's rights under this Agreement.

4.5 Each party shall obtain the consent of the other before making any press release or other publication of any activity pursuant to this Agreement, which consent shall not be unreasonably withheld.

ARTICLE 5: TERM AND TERMINATION

5.1 During the Term (from the Effective Date to the same date in the year 2008) either Party may terminate this Agreement upon written notice to the other Party that it does not choose to proceed to another Phase after completion of the current Phase. Such notice shall be sent at least thirty (30) days before scheduled completion of the current Phase.

5.2 @BALANCE may terminate this Agreement upon written notice to HVC if HVC is more than ninety (90) days late in completing work on a Phase.

5.3 This Agreement shall not terminate of its own accord in the event of a Change of Control of either Party. In the event of a Change of Control, the Party undergoing same shall, to the extent not provided for by operation of law, provide in the agreement giving effect to the Change of Control require the counterparty to such agreement to accept assignment of this Agreement and be bound by all its terms as fully as if such counterparty were a parry to this Agreement, and the other Party shall accept such assignment.

5.4 Upon expiration or termination of this Agreement, both Parties shall end the Phase in process and the following shall apply:

5.4.1 Neither Party shall be under any obligation to make further disclosures of technical information of any kind to the other Party.

5.4.2 All confidentiality obligations set forth herein shall continue.

5.4.3 Joint Technology shall be owned by HVC and HVC shall continue to have the right to prosecute patents to protect the Joint Technology or Joint Products as provided in Section 3.2.

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ARTICLE 6: REPRESENTATIONS AND WARRANTIES

6.1 Although the Parties will use all reasonable efforts in performing Joint Projects, the Parties acknowledge that the results of the design and development work to be performed are uncertain and cannot be guaranteed by either Party. Therefore, if a Party has exerted its reasonable efforts in the performance of its responsibilities under a Phase Description, the failure to achieve schedules within the Phase Description shall not constitute a breach of this Agreement. Further, neither Party warrants or assumes any liability in connection with the implementation or completion of any Joint Project or that its work under this Agreement will be error-free. Any services provided by a Party shall be provided on an "AS IS" basis without warranty of any kind.

6.2 Each Party represents that it has agreements, including confidentiality agreements, with its employees and any other person with whom such agreement may be necessary sufficient to meet its obligations under this Agreement.

6.3 NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE JOINT PRODUCTS, THE TECHNOLOGY CONTRIBUTED, OR THE CONFIDENTIAL INFORMATION DISCLOSED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4 SHUMATE represents and warrants that it has obtained any necessary consent of its shareholders and board of Directors to issue the Warrant set forth in Section 3.4 and the participation right set forth in Section 3.7.

ARTICLE 7 - LIMITATION OF REMEDIES

7.1 In no event shall either Party be liable to the other Party for incidental damages, lost profits, lost savings, delayed production, lost production or any other consequential damages, regardless of whether the claim is for breach of contract, warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.

7.2 Except for breach of SHUMATE's warranty as set forth in Paragraph 6.4, in no event shall either Party be liable to the other Party for actual damages resulting from any claim relating to this Agreement, regardless of the form of action, provided that this limitation will not apply to claims for bodily injury or damage to real property or tangible personal property for which the Party is legally liable.

7.3 Neither Party will be liable for any damages claimed by the other Party based on any third party claim.

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ARTICLE 8: NOTICES

8.1 Any notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sent to such Party by facsimile, or by certified or registered mail, postage prepaid, addressed to the person named below and shall be deemed to have been made, given or provided on the date of facsimile transmission or mailing.

HVC:	HEMIWEDGE VALVE CORPORATION
12060 FM 3083
Conroe, TX 77301
Attention: Mr. Matthew Flemming, CFO

@BALANCE:	AT BALANCE AMERICAS LLC 11767 Katy Freeway, Suite 1030 Houston, TX 77079
Attention: Mr. John Samuell, CEO

8.2 A Party hereto may change its address for the purposes of this Section 12 by giving ten (10) days prior written notice of such change of address to the other Party.

ARTICLE 9: MISCELLANEOUS

9.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of any Party hereto (including any contraction, abbreviation or simulation of any of the foregoing) except as expressly provided in Sec. 3.6.

9.2 No license or immunity is granted by this Agreement by either Party to the other Party, either directly or by implication, estoppel, or otherwise, under any patent or other intellectual property right now owned or hereafter obtained, except as expressly provided herein.

9.3 Neither this Agreement nor any activities hereunder will impair any right of INC or @BALANCE to design, develop, manufacture, market, service or otherwise deal in, directly or indirectly, any products or services. Each Party may pursue activities independently with any third party even if similar to the activities under this Agreement, subject to provisions of confidentiality provided herein.

9.4 Each Party is an independent contractor and is not an agent of the other Party for any purpose whatsoever. Neither Party will make any warranties or representations on the other Party's behalf, nor it will not assume or create any obligation on the other Party's behalf.

9.5 Each Party may, upon written notice to the other Party, assign its rights or obligations without the prior written consent of the other Party only in connection with a merger or a sale of all or substantially all of the assets of such Party relating to the subject matter of this Agreement to a third party. Each Party may freely assign its rights to receive payment hereunder to any third party upon written notice the other Party. In all other instances, neither Party shall assign its rights or delegate or subcontract its obligations under this Agreement without prior written permission from the other Party and attempt to do so without such permission shall be null and void.

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9.6 Each Party will comply with all applicable federal, state and local laws, regulations and ordinances of the U.S. Government including, but not limited to, the regulations of the U.S. Govern rent authorities relating to the export of commodities and technical data insofar as they relate to activities under this Agreement. Each Party agrees that Joint Products, design information, test results and any other technical data provided under this Agreement may be subject to restrictions under the export control laws and regulations of the United States of America, including but not limited to the U.S. Export Administration Act and the U.S. Export Administration Regulations. Neither Party shall export any Joint Product, design information or other technical data without appropriate government documents and approvals.

9.7 This Agreement will not be binding upon the Parties until it has been signed herein below by or on behalf of each Party, in which event it shall be effective as of the date first written above. This Agreement and its Exhibits constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, whether oral or written, between the Parties or any officer or representative thereof with respect to the subject matter of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless made in writing and signed on behalf of each Party by their respective representatives thereunto duly authorized. The requirement of written form may only be waived in writing.

9.8 Any waiver by either Party of any breach of, or failure to enforce at any time, any of the provisions of this Agreement, shall not be construed as or constitute a continuing waiver of such provision, or a waiver of any other provision of this Agreement, nor shall it in any way affect the validity of this Agreement or any part thereof, or the right of either Party thereafter to enforce each and every provision of this Agreement.

9.9 If any provision of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the availability, legality and enforceability of any such provision in every other respect and the remainder of this Agreement shall continue in effect so long as it still expresses the intent of the Parties. If it no longer expresses the intent of the Parties, the Parties will negotiate a satisfactory alternative to such provision; if, after reasonable efforts, such alternative cannot be found, this Agreement shall be terminated.

9.10 Either Party hereto shall be excused from the fulfillment of any obligation under this Agreement with the exception of payment obligations for so long as and to the extent such fulfillment may be hindered or prevented by any circumstance of force majeure, such as but not limited to, acts of God, war whether declared or not, riot, lockout, fire, shortages of materials or transportation, power failures, national or local government regulations, or any other circumstances outside its control.

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9.11 Headings used in this Agreement are for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of this Agreement. References to any given section of this Agreement are intended by the Parties to include any subsections of such section.

9.12 This Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement.

ARTICLE 10: GOVERNING LAW AND JURISDICTION

This Agreement shall be construed, and the legal relations created herein between the Parties shall be determined, in accordance with the laws of the United States of America and, specifically, the State of Texas, as if said agreement were executed in, and to be fully performed within, the State of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

HEMIWEDGE VALVE CORPORATION		AT BALANCE AMERICAS, LLC
By:	/s/ Larry Shumate	By:	/s/ John Samuell
Name:	Larry Shumate	Name:	John Samuell
Title:	President	Title:	President
Date:	7/13/06	Date:	7/13/06

Assent to obligation to issue warrants as set forth herein, and representation and warranty of authority to perform such obligation by SHUMATE INDUSTRIES INC.

By:	/s/ Larry Shumate
Name:	Larry Shumate
Title:	President
Date:	7/13/06

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EXHIBIT A:

Patents, Trademarks and Applications Therefor of HVC

Patents and Patent Applications:

U. S. Patent No. 5,333,834

U.S. Patent No. 5,507,469

U.S. Patent Application Serial No. 11/630,150, filed Feb. 23, 2006

PCT Application PCT/US2006/006206, filed Feb. 22, 2006

Trademark:

HEMIWEDGE®, Registration No. 1983828, February 7, 1996

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EXHIBIT B

PHASE DESCRIPTIONS

SEE THE FOLLOWING "CORPORATE PARTNERING DOCUMENT," DATED JUNE 7, 2006, INCORPORATED BY REFERENCE INTO AND MADE A PART OF THE DEVELOPMENT AGREEMENT.

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Hemiwedge Valve

Corporate Partnering Document

HEMIWEDGE® Downhole Isolation Valve (DIV)

Presented

Hemiwedge Valve Corporation

To
At Balance Americas

June 7, 2006

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Table of Contents

EXECUTIVE SUMMARY	20

1.0 INTRODUCTION AND PROJECT EXPERIENCE	21

1.1 A History of Development Project Success	21

1.2 Key Differentiators - Why Use Shumate	21

1.3 Product Development Philosophy	22

2.0 THE HEMIWEDGE® DOWNHOLE ISOLATION VALVE SYSTEM DEVELOPMENT	23

2.1 Overview	23

2.2 Operational Sequence	23

2.3 Preliminary HEMIWEDGE® Design Concept	24

2.4 Project Summary	26

3.0 PHASE DEVELOPMENT OUTLINE	26

3.1 Phases 1-3	26

3.2 Project Deliverables	27

3.3 Project Cost Estimate	27

3.4 Project Baseline: Phase Description	28

3.5 Project Timeline	31

4.0 COMMERCIALIZATION.	31

5.0 CONCLUSION SUMMARY.	31

EXHIBIT B
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Foreword

Hemiwedge Valve Corporation appreciates the opportunity to present this Corporate Partnering Document (to be included as Exhibit B of the proposed Agreement) to At Balance Americas LLC and its parent Shell Technology Ventures to explain the proposed development of a HEMIWEDGE® Downhole Isolation Valve (DIV).

Respectfully Submitted,

EXHIBIT B
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HEMIWEDGE® Downhole Isolation Valve Executive Summary

Executive Summary

Recent drilling technology advances led to the Dynamic Annular Pressure Control (DAPC) process, also known as Managed Pressure Drilling (MPD). This new drilling process was developed to solve lost circulation, hole instability, formation damage and other problems in deep water and other oil and gas drilling projects. The process allows the driller to maintain constant Bottom Hole Pressure (BHP) by using a lower mud weight with the adjustment of surface back pressure and circulation rates. The new technology employs a closed mud system that can be maintained under pressure. The MPD setup also provides the ability to drill ahead and make up pipe connections while maintaining the appropriate annular pressure profile. The controlled and proper pressure profile prevents both unintended well influx and formation damage. Well influx (loss of well control) when the drill pipe is removed from a well using the MDP process is controlled by a valve at the bottom of casing in the well, called a "Downhole Isolation Valve," or "DIV." The two prevailing valve designs for the DIV include the flapper valve and the swab ball valve. Although both valve technologies have been around for years, the overall system reliability for these valves has not increased greatly through the years. The drilling industry has simply accepted the risk of utilizing these two valve designs.

This document (known as Exhibit B) outlines the proposed development of a HEMIWEDGE® Downhole Isolation Valve (DIV). Phases of a Joint Project and the deliverables, schedule and associated costs for each Phase are provided.

EXHIBIT B
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DEVELOPMENT AGREEMENT

1.0 Introduction and Project Experience

Hemiwedge Valve Corporation ("HVC") is in the position to develop and commercialize a beneficial leap in Downhole Isolation Valve ("DIV") technology. For years DIVs have been limited to flapper and related designs. Quarter-turn valve technology has been limited to variations on a theme of ball and plug valves. In arduous and inaccessible applications these valve styles are utilized by virtue of a lack of a superior high reliability alternative solution. Poor valve reliability can result in millions of dollars of productivity losses.

The HEMIWEDGE® technology has been identified as a potential step change for high integrity valve applications. This is an evolving process in which HVC has and will continue to recruit the correct technical and manufacturing expertise to deliver the required valve design solutions. Additional machining, assembly, and development testing capability, along with the necessary procedural due diligence, are also being added as the company expands. This in turn is rapidly positioning HVC to provide alternative and superior valve technology solutions to existing ball and flapper valve applications.

1.1         A History of Development Project Success

The progressive history of recent HVC development project successes is as follows:

•	2004: concept verification of HVC technology into a universal and replacement cartridge design for ANSI class valves 2" through 12".
•	2004-5: prototype design, manufacture and preferred flow test (1000 cycles) of a 2" cartridge valve.
•	2005: filing of cartridge valve provisional patent application.
•	2005: prototype design, manufacture and pressure test (30,000psi) of a cartridge valve for subsea applications.
•	2005-6: expansion of cartridge valve design up to 6" with concept development to 12" ANSI.

1.2         Key Differentiators - Why Use HVC?

•	Technology - scalable and proven in surface valve applications and prototype tested for a subsea high pressure application.

•	Safety - zero Lost Time Incidents since Shumate's original inception in 1978.

•	Experience - more than 10 years of oil and gas tool development and manufacturing.

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Personnel - broad and comprehensive oil and gas expertise including downhole tool research and development team, drilling/production engineering, subsea engineering and a leading class manufacturing core group focused and dedicated to the HEMIWEDGE® Valve development.

•	Focus - Organization devoted to the HEMIWEDGE® Technology.

1.3        Product Development Philosophy

Since its inception, Hemiwedge Valve Corporation's product development philosophy has been geared toward developing and evolving the HEMIWEDGE® valve concept for the oil and gas industry. A building block approach has been utilized where each new product development progression has been leveraged from the previous product's technology base, to deliver a functional commercial product with a high level of quality and reliability in an accelerated time cycle. By continually improving the process through several product iterations, HVC will produce refinements and efficiency in optimizing the HEMIWEDGE® technology through modeling; testing and utilizing an iterative design development process (see Figure 1).

Commercialization
Testing & Validation
Prototype Manufacture
Engineering Calculation & Verification
Design Concept Development

Figure 1 - Design Development Process

As the market for Dynamic Annular Pressure Control system and its various applications broadens, it is necessary to advance the control valve technology even further to achieve a more reliable pressure-isolation system during the drilling process. Three focus areas for development are currently underway at HVC. These areas are:

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Enhancements - Designed to broaden the overall application envelope of the HEMIWEDGE® valve system. Examples include increased operational parameters such as burst and collapse ratings, gas tight pressure integrity, corrosion resistant alloys and overall system reliability.

•	Improvements - Designed to improve the manufacturability of the HEMIWEDGE'® valve design by providing a scalable and standard design concept for ease of assembly and/or field repair.

•
New Technology - To produce the next generation valve control system configuration, leveraged from the proven components of the existing HEMIWEDGE® valve design concept, for all aspects of the oil and gas drilling and completions environment.

As part of the process, these development enhancements and technology advancements will become part of HVC's commercial product offering and be rolled into the mainstream business. Leveraging its technological superior valve design, Hemiwedge Valve Corporation will build hands-on knowledge of valve control systems in various downhole environments. As a result, the product improvement cycle advances and the knowledge database will be updated as the technology evolves. This approach will elevate HVC into the world leader for drilling and completions DIV technology.

HVC believes the HEMIWEDGE® system will be the facilitator for a radical change in valve design functionality including enhanced reliability and robustness. With these combined learnings and experience, our company will implement the design concept development, qualification, and commercialization of the HEMIWEDGE®' DIV.

2.0 The HEMIWEDGE® Downhole Isolation Valve System Development

2.1 Overview

Existing isolation valve technology currently in use with underbalanced drilling applications typically utilizes ball or flapper valve technology. Both technologies have either borehole size limitations or overall reliability issues. The HEMIWEDGE® system addresses both issues with its revolutionary design.

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2.2 Operational Sequence

The simple but revolutionary principle behind the HEMIWEDGE® valve design is defined by three primary components:

•	The patented HEMIWEDGE® driver that rotates the HEMIWEDGE® element through a quarter turn arc to open or close the valve to flow.

•	The spherically tapered HEMIWEDGE® element that effectively gives all the attributes of a rotary quarter-turn mechanically sealed gate valve.

•
The integral core element that assists in the mechanical seal loading of the valve and provides a smooth full-bore flow path through the valve. This not only reduces flow turbulence through the valve during valve operation but minimizes seal surface damage from fluid impingement.

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2.3 Preliminary HEMIWEDGE® Design Concept

HEMIWEDGE® DIV System Specifications

7in - 26 ib/ft system

Casing connection OD: 7 inches HEMIWEDGE® OD: 8 inches

Figure 1: HEMIWEDGE® Valve Body (thread connection not shown).

Design proposal:

The 7 in, 26 lb/ft HEMIWEDGE® valve system is a technologically advanced design concept that allows maximum thru-bore ID with the ability to provide superior and robust seal integrity. This design utilizes an out-of-the-box concept that provides the ultimate functional and reliable isolation valve operation. Unlike today's casing isolation valves, the HEMIWEDGE® system will utilize a revolutionary design concept that addresses many of the problems inherently present with the existing isolation valves utilized in Managed Pressure Control (MPC) drilling practices.

•	Limited thru-bore size

•	Seal integrity

•	Reliability

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As shown above in Figure 1, the overall valve body OD maintains a uniform body dimension of 7 inches OD except for the location of the HEMIWEDGE® valve system. The HEMIWEDGE® valve location currently is designed with a max OD of 8.0 inches which allows the maximum thru-bore ID. Despite this small oversized section, the HEMIWEDGE® valve system can still pass through an 8-1/2 inch drill hole size used for a 7-inch casing string. Actual drill hole sizes will dictate the final HEMIWEDGE® valve thru-bore ID size. The increased outside dimension of the valve will require that there is no premature wear on the valve while running or pulling out of the well. To this end it must be protected by a wear ring or suitable device.

General specifications are provided below for the standard HEMIWEDGE® valve system. Initial calculated values will be verified with further Finite Element Analysis and empirical testing. Due to additional customer requirements and/or design improvements, the specification values shown below may change. All values are based on an initial prototype design concept.

The preliminary HEMIWEDGE® valve downhole specifications are based on initial input provided by At Balance and Shell Technology Ventures. Final specification values are subject to change once the overall valve system has been optimized and tested.

Specifications (1)
Max. OD (2)	8.000 inches
Min. Thrubore ID	6.125 inches
Max. Casing connection OD	7.000 inches
Total Length(4)	40.0 inches
Seal Type	Metal to Metal
Casing Connection	To Be Determined
Functional Operation	Mechanical or Hydraulic Activation
Burst (3)	5,000 psi
Collapse (3)	3,500 psi
Tensile	Determined by thread connection type
Operating Temperature	-40° F thru 350° F
Target Cost	<$10,000.00

Notes to section 2.3:

1)	Current specification based on calculated values and is subject to change due to design scope modifications.
2)
Max. OD determined by drill bit size used to run in the 7" casing string. This drill hole size dimension will determine the overall burst and collapse rating due the HEMIWEDGE® valve design including the min. thru bore size.

3)	Actual burst and collapse values can be increased by using high strength alloys or changing dimensions.
4)	Total length subject to change due to design scope modifications.

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2.4 Project Summary

The Hemiwedge valve will be developed as a "Downhole Isolation Valve" with the intent to hold pressure from both above and below the valve, although pressure will primary be from below the valve with a maximum differential pressure of 5000 psi. The valve will typically be run on various size casing strings but will be initially designed for deployment on 7" casing.

As the valve may require an outside dimension beyond that of conventional casing there will need strike a balance between the outside dimensions, internal dimensions; which should be at least drift dimensions of the casing it is run on, burst and collapse resistance acceptable for perhaps permanent installation. This is of course dependent on market demands. In addition the valve must prove to be robust enough to provide closure and sealing ability in a vertical, angled and horizontal position in a drilling environment which will be prone to drilled cuttings and debris.

Downhole Isolation valves are currently activated by mechanical or hydraulic means. It is expected that Shell who has used the Weatherford DDV will be the first to deploy this technology and based on the current uptake of the Weatherford DDV which is hydraulically activated versus the Halliburton quick trip valve, it seems prudent to use a hydraulic activation method. The mechanical activation method will not be precluded but given that the shifting tool needs to be run on the BHA it is likely to not be so widely accepted.

In a downhole drilling environment the valve will be installed at up to a 90 degree angle and perhaps beyond as well as in an environment prone to solids matter or various sorts but predominately particles and formation cuttings being of sand, carbonate and shale in nature. The valve will have to pass rigorous testing in a similar environment to prove suitable prior to an actual well installation.

Commercial viability of both the valve Isolation systems will be attained by a comprehensive testing and qualification program.

3.0 Phase Development Outline

The HEMIWEDGE® project plan will proceed forward in a systematic approach consisting of three Phases as shown below. A complete report of phase deliverables including time and cost breakdown will be available at the end of each phase for review prior to moving ahead with the next phase.

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3.1 Phases 1-3

Phase One - Engineering and Design

Phase Two - Procurement and Manufacturing

Phase Three - Testing and Validation

3.2 Project Deliverables

The key deliverables for the HEMIWEDGE® valve project are the following:

•	Project Planning, Monitoring and Control

•	Applications and Operations Analysis for input into Product Specification and Functionality

•	Design Engineering

•	Procurement of all Manufactured Tools

•	QC/QA and Inspection Plans for all Manufactured Tools

•	Test Coordination and Supervision

•	HEMIWEDGE® Valve

•	VO Certification

•	System Integration Test (complete tool string assembly)

•	All related Testing Documentation

•	All Systems' Technical Documentation

•	Milestone reviews and reports

•	A minimum of one commercialized HEMIWEDGE® DIV ready for field installation with all other milestones having been achieved.

•	Custom Sales Agreement, the terms of which are to be negotiated in the future including certain minimums to be paid for exclusivity preservation.

3.3 Project Cost Estimate

The Phase Descriptions are listed below in section 3.4.

As with any project it will be necessary to track time, equipment and materials in order to provide an auditable trail of expenditures. Any delays or additional costs or cumulative delays or costs which may cause an overrun in excess of 10% of the phase or project must be agreed immediately with At Balance. Additionally, if cost overrun's are agreed upon by the Parties, "Change Orders" will be utilized as the formal request for additional development monies.

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The amounts for each milestone will be funded at the start of each milestone process. Any surplus from each milestone will be applied to the next milestone.

Phase/Milestone	Cost	Deliverable
Phase I	$292,500	See Phase I Phase Gate Description
Milestone 1.1	$200,000	Hire, Infrastructure, Design/Eng. initiated
Milestone 1.2	$50,000	Further Design/Eng, Design Viability concluded
Milestone 1.3	$42,500	Fully Functioning Plastic Prototype

Phase II	$805,000	See Phase II Phase Gate Description
Milestone 2.1	$400,000	Materials Procurement, Machining
Milestone 2.2	$205,000	ECN Processing, Machining/Eng. Cond't.
Milestone 2.3	$200,000	Three Prototypes Built

Phase III	$287,300	See Phase Ill Phase Gate Description
Milestone 3.1	$150,000	Qualification Testing Completed
Milestone 3.2	$80,000	Flow Testing Completed
Milestone 3.3	$57,300	Third Prototype Completed and ready for down hole deployment

Total for all Phases $1,384,800.

3.4 Project Baseline: Phase Description

Phase 1 (Engineering and Design) Estimated time -- 4 months.

Scope: To engineer and design a HEMIWEDGE® DIV to the targeted specifications listed in Section 2.3 and elsewhere within this document. Electronic design demonstrating Design Viability if necessary for design purposes, definitive FEA Modeling and a functioning Plastic prototype model to be built by end of Phase 1.

1.
Hire and dedicate one senior and three junior engineers. Senior engineer is down-hole expert with 12 years experience. Acquisition costs of personnel are HVC responsibility. Project hours billed to @BALANCE via agreement.

2.	Build out infrastructure and acquisition costs for new employees. Estimated cost $50,000.

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3.	Engineering and design activities include the following:

a.)
Design Viability: Identify and develop dimensional constraints and mechanical functionality for valve body design. Acceptance of the analysis is required to proceed to the next step. Estimated cost $8,000.

b.)
FEA modeling: Insure design specifications based on preliminary calculated values and model load failure conditions. Acceptance of the analysis is required to proceed to the next step. Estimated cost $14,800.

c.)
Rapid Prototype Modeling. Manufacture prototype model (i.e. plastic) to verify tool operational functionality, assembly and disassembly procedure. Acceptance is required to proceed to Phase 2. Estimated cost $10,700.

4.	Estimated 1,340 Engineering hours during Phase I @ average bill rate of $100.00 per hour. Estimated cost $134,000.

5.	Management overhead allocation to project $25,000.

6.	Transaction costs and professional fees to execute Development Agreement $50,000.

7.	Total cost for Phase I estimated at $292,500. Milestones to be paid by @BALANCE in advance. Payment overages to be applied to Phase II.

Phase Gate "Go / No Go" decision to proceed to Phase II is based on HVC presenting a satisfactory electronic design and fully functional plastic prototype model of the HEMIWEDGE® DIV to acceptable criteria and mutual agreement of the Parties.

Phase 2 (Procurement and Manufacturing) Estimated time - 5 months.

Scope: Build at least three working proof of concept prototypes based on the design specifications of Phase 1 engineering and design results.

1.	Tendering process for all outside manufacturing requirements. Estimated cost $20,000.

2.	Purchase machinery for manufacturing, which is HVC's responsibility.

a.	Haas VF-5 Vertical Mill
b.	Haas VF-6 Vertical Mill w/ 4th axis
c.	Puma 25 CNC Lathe

i.	Estimated costs for all three at $300,000 paid for by HVC. No cost to At Balance.

3.	Materials, Tooling and Fixtures for manufacturing.

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a.	Estimated costs at $215,000. Note this is a rough estimate, which may change based on commodity prices and market fluctuations.

3.	Materials, Tooling and Fixtures for manufacturing.

4.	Engineering Hours budgeted for the Phase 2 is 1,500. Estimated cost $150,000.

5.	Machining Hours budgeted for the Phase - 3,000 hours @$125.00 per hour (which includes machine operator). Estimated cost $375,000.

6.	Management overhead allocation to this Phase of the project $45,000.

7.	Total Cost for Phase 2 is estimated at $805,000. Milestones to be paid by @BALANCE in advance. Payment overages to be applied to Phase III.

Phase Gate "Go / No Go" decision to proceed to Phase 3 is based on HVC presenting a satisfactory working prototype Proof of Principle of the HEMIWEDGE® DIV to acceptable criteria and mutual agreement.

Phase 3 (Testing and Validation) Estimated time - 3 months.

Scope: In Phase 3, HVC will test and validate all calculated design specifications, which includes but is not limited to standard API qualifications, burst and collapse at temperature, torque rating, tensile strength, flow rate, and corrosive environment testing. These tests are within the HVC standard valve testing and are not designed to replace @BALANCE's own due diligence and testing for the HEMIWEDGE® DIV in connection with their technology and systems.

1.	HVC will purchase internal testing equipment for Phase 3 scope.
a.	Internal Test Kits and Assembles. Estimated $25,000.
b.	High Pressure Pumps: Estimated $13,500
c.	Hydraulic Press: Estimated $10,000
d.	Data Acquisition Unit: Estimated $7,750
e.	Direct labor for internal testing: Estimated $37,500.

2.	Additional Engineering Hours budgeted for prototype revisions during Phase 3 of 100 hours. Estimated cost of $10,000.

3.	Additional Machining Hours budgeted for prototype revisions during Phase 3 of 200 hours. Estimated cost of $25,000.

4.	Qualification testing (validate valve specifications).

a.	DIV assembly and mechanical activation test.
b.	Preliminary pressure test @ ambient temp.
c.	Pressure test at temperature (multiple cycles per ANSI / API specs).
d.	Thermal cycle pressure test.
e.	Tensile test.

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f.	Torque test.
g.	Total estimated for item 4 is $55,050.

5.	Cost for additional outside testing (Corrosive Environment, Flow Rate): Estimated cost of $78,500.

6.	Management overhead allocation for this Phase of the project $25,000.

7.	Total Cost for Phase 3 is estimated at $287,300. Milestones to be paid by @BALANCE in advance.

Phase Gate "Go / No Go" decision to proceed to Custom Sales Agreement based on acceptable testing and mutual agreement of the Parties. There will be at least one functioning prototype available for installation into a well at the end of the project.

3.5 Project Timeline

The project timeline will follow the various Phases mentioned above. The table below details an estimated timeline for project completion with the assumption the project begins in late July 2006.

2006							2007
JUN	JUL	AUG	SEP	OCT	NOV	DEC	JAN	FEB	MAR	APR	MAY	JUN

		Phase 1 (Eng. & Design)

					Phase 2 (Manuf.)

								Phase 3 (Testing)

4.0 Commercialization.

Both @BALANCE and HVC agree to negotiate in good faith a Custom Sales Agreement according to the terms set out in Sec. 3.3.

5.0 Conclusion.

It is HVC's wish to get started on this project and dedicate the appropriate personnel and resources.

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